UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2017

WORKHORSE GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Commerce Drive, Loveland, Ohio 45140

(Address of principal executive offices) (zip code)

513-297-3640

(Registrant's telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York 11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2017, Paul Gaitan and Workhorse Group Inc. (the “Company”) entered into an Executive Retention Agreement whereby Mr. Gaitan was retained as Chief Financial Officer in consideration of an annual salary of $200,000. The Company also granted stock options exercisable at $2.74 per share to Mr. Gaitan to acquire 200,000 shares of common stock of the Company, which are exercisable for a period of ten years. The Stock Options vest in 16 equal quarterly tranches.

Commencing during the year ended December 31, 2018, the Company has agreed to provide a bonus to Mr. Gaitan of 25% of his base salary upon the Company achieving 75% of annual revenue targets established by the Board of Directors and management. The cash bonus will be increased to 37.5% and 50% of the base salary in the event that 100% or 125% of the revenue target is achieved, respectively. The Company and Mr. Gaitan entered into an Indemnification Agreement.

The employment of each of Mr. Gaitan is at will and may be terminated at any time, with or without formal cause. Pursuant to the terms of the executive retention agreement, the Company has agreed to provide specified severance and bonus amounts and to accelerate the vesting on the equity awards upon termination upon a change of control or an involuntary termination, as each term is defined in the agreements. The severance clause is not effective until November 9, 2017. In the event of a termination upon a change of control or an involuntary termination, the executive is entitled to receive an amount equal to 12 months of their base salary and the target bonus then in effect for the executive officer for the year in which such termination occurs, such bonus payment to be pro-rated to reflect the full number of months the executive remained in the Company’s employ. In addition, the vesting on any equity award held by the executive officer will be accelerated in full upon a change of control or an involuntary termination. In the event the executive is terminated for cause, then the vesting of all equity awards shall cease and such equity awards will be terminated. In the event the executive leaves for any reason that is not considered a good reason, then the vesting of equity award shall cease. At the election of the executive officer, the Company will also continue to provide health related employee insurance coverage for twelve months, at the Company’s expense upon termination upon a change of control or an involuntary termination. On August 9, 2017, the Company and Mr. Rodriguez entered a letter agreement amending certain terms of his Executive Retention Agreement dated May 19, 2017, pursuant to which Mr. Rodriguez agreed to serve as the Chief Information Officer at a salary of $250,000 per year with stock options exercisable at $5.28 per share to acquire 300,000 shares of common stock of the Company, which are exercisable for a period of ten years vesting over four years in instalments of 18,750 shares.

During 2016, Mr. Gaitan most recently served as Chief Financial Officer of Crown Health Care Laundry Services, where he helped set strategic vision and drove excellence in accounting operations and financial reporting for an organization of 800 employees. From 2006 through 2015, Mr. Gaitan was employed by ClarkDietrich Building Systems, a light gauge steel framing manufacturer with revenue of $600m per year, where he served as Chief Financial Officer from 2012 through 2015 and Controller from 2006 through 2012. Mr. Gaitan has also held various controller roles at Axion Automotive Technologies, Endar Corporation, Dentsply International, Avery Dennison and Cummins Engine Company. Mr. Gaitan earned his BS degree in business from the University of Southern California and his MBA from Stanford University with a concentration in production control systems.

The above offers and sales of the securities was made to an accredited investor and the Company relied upon the exemptions contained in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated there under with regards to the sales. No advertising or general solicitation was employed in offerings the securities. The offers and sales were made to an accredited investor and transfer of the securities was restricted by the Company in accordance with the requirements of the Securities Act of 1933.

The foregoing is only a brief description of the material terms of the above corporate actions and agreements, and does not purport to be a complete description of the rights and obligations of the parties under those agreements, and such descriptions are qualified in their entirety by reference to the agreements which are filed as exhibits to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Retention Agreement by and between Workhorse Group Inc. and Paul Gaitan dated August 9, 2017

10.2	Letter Agreement by and between Workhorse Group Inc. and Julio Rodriguez dated August 9, 2017

10.4	Form of Indemnification Agreement (1)

10.5	Form of Employee Invention Assignment, Confidentiality, Non-Compete and Non-Solicit Agreement (1)

(1)	Incorporated by referenced to the Form 8-K Current Report filed with the Securities and Exchange Commission dated May 19, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

Date: August 11, 2017	By:	/s/ Stephen S. Burns
	Name: Title:	Stephen S. Burns Chief Executive Officer